BOATMEN'S BANCSHARES, INC.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri 63101

PRESS RELEASE

                                          For further information, contact:

                                          Kevin R. Stitt
                                          Boatmen's Bancshares
                                          314/466-7662

                                          Michael J. Shonka
                                          Fourth Financial
                                          316/261-4510


FOR IMMEDIATE RELEASE

             BOATMEN'S BANCSHARES, FOURTH FINANCIAL
                  ANNOUNCE MERGER AGREEMENT


     August 25, 1995 -- Boatmen's Bancshares, Inc. (NASDAQ:BOAT),

headquartered in St. Louis, and Fourth Financial Corporation (NASDAQ:FRTH),

based in Wichita, Kansas, today announced that they have signed a definitive agreement for Boatmen's Bancshares to acquire Fourth Financial in a stock transaction valued at approximately $1.2 billion.

     Boatmen's will exchange one share of its common stock for each share of

Fourth Financial's common shares outstanding.  The transaction is subject to the completion of due diligence and shareholder and regulatory approval.  The merger will be accounted for as a pooling of interests and is expected to close in the first quarter of 1996.

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     Boatmen's Bancshares, with assets of $33.4 billion, is one of the 30 largest U.S. bank holding companies, operating more than 500 locations in nine states.  Boatmen's also ranks among the nation's largest providers of trust services with approximately $45 billion in assets under management.

     Fourth Financial is the largest banking company in Kansas and third largest in Oklahoma.  As of June 30, 1995, Fourth Financial had approxi-

mately $7.5 billion in assets, $6.0 billion in deposits and operated 146 offices:  87 in Kansas, 56 in Oklahoma and three in Missouri.

     When the transaction is completed, Boatmen's will have the leading deposit market share in five states:  Missouri, Kansas, Oklahoma, Arkansas and New Mexico.  The combined organizations will have an extensive network of more than 650 retail offices and 1,350 ATMs throughout nine states.

     "We are enthusiastic about the business opportunities and synergies created from the combination of Boatmen's and Fourth Financial," explained

Andrew B. Craig, III, chairman and chief executive officr, of Boatmen's

Bancshares.  "Oklahoma and Kansas are two key markets with good growth potential.  We currently have operations in Kansas City, Oklahoma City and

Tulsa and this in-market acquisition will provide us the opportunity to further leverage our strengths in these markets."

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     Darrell G. Knudson, chairman and chief executive officer of Fourth

Financial, said, "We are pleased to joint the Boatmen's organization.  Our strength in Kansas and Oklahoma, combined with Boatmen's nine-state franchise, creates a formidable organization that will be a premier financial services provider."

     Cost savings due to increased efficiencies are expected to total $60 million before tax and be realized over a three-year period, with the bulk of the savings in the first two years.  These savings represent approximately

14 percent of current in-market expenses for the combined organization.

Boatmen's believes that the transaction will result in earnings per share dilution of less than 2 percent in 1996, before nonrecurring merger-related expenses and be accretive to earnings per share in 1997 and thereafter.

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
                      BOATMEN'S/FOURTH FINANCIAL

                    PRO FORMA FINANCIAL HIGHLIGHTS

                                                 Fourth           Pro Forma
                               Boatmen's        Financial         Combined

At June 30, 1995 ($ millions)

Assets                         $33,408          $7,505             $40,913
Loans                           19,921           4,386              24,307
Reserve for loan losses            385              72                 457
Deposits                        24,417           6,042              30,459
Long-term debt                     522             ---                 522
Common equity                    2,782             550               3,332
Nonperforming assets               191              34                 225

Common equity/assets              8.33%           7.33%               8.14%
Reserve/non-performing loans       291%            256%                285%

Offices                            515             146                 661
Employees                       16,900           3,550              20,450

For the six months ended June 30, 1995 ($ millions)

Net interest income (FTE)         $615            $140
Provision for loan losses           19               2
Noninterest income                 328              51 <F2>
Noninterest expense                579 <F1>        126
Net income                         215 <F1>         37 <F2>

Return on assets                  1.32% <F1>      0.97% <F2>
Return on equity                  16.0% <F1>      12.8% <F2>
Net interest margin               4.25%           4.02%

<F1>
Excludes pretax nonrecurring merger expenses of $26 million.
<F2>
Excludes pretax securities losses of $22 million.

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